KINETICS MUTUAL FUNDS, INC.
AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of this   15th    day of   December    , 2005, to the Fund Administration Servicing Agreement, dated as of January 1, 2002, (the "Agreement"), is entered into by and between Kinetics Mutual Funds, Inc., a Maryland corporation (the “Corporation”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the parties desire to extend said Agreement to The Market Opportunities Fund; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superceded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.                     U.S. BANCORP FUND SERVICES, LLC

By: /s/ Leonid Polyakov	By: /s/ Joe D. Redwine

Name: Leonid Polyakov	Name: Joe D. Redwine

Title: Treasurer	Title: President

Administration Services
Annual Fee Schedule
Feeder Funds
Exhibit A

Separate Series of Kinetics Mutual Funds, Inc.

Name of Series

The Internet Fund
The Internet Fund - Advisor Class A
The Internet Emerging Growth Fund
The Paradigm Fund
The Paradigm Fund - Advisor Class A
The Paradigm Class - Advisor Class C
The Paradigm Fund - Institutional Class
The Medical Fund
The Medical Fund - Advisor Class A
The Small Cap Opportunities Fund
The Small Cap Opportunities Fund - Advisor Class A
The Kinetics Government Money Market Fund
The Market Opportunities Fund
The Market Opportunities Fund - Advisor Class A.

Domestic Equity Funds and Money Market Fund
The Internet Fund, The Medical Fund, The Internet Emerging Growth Fund, The Paradigm Fund, The Small Cap Opportunities Fund, The Kinetics Government Money Market Fund, and The Market Opportunities Fund shall incur the following fee schedule:

Annual fee per portfolio based on market value of assets:
5 basis points on the average net assets of each Fund

Minimum Annual Fee :
$175,000 for Kinetics Mutual Funds, Inc.
$40,000 per additional start-up Fund

International Equity Funds

Annual fee per fund based on market value of assets:
5 basis points on the average assets of each Fund

Minimum Annual Fee :
$40,000 per Fund

Plus out-of-pocket expense reimbursements, including but not limited to:
Postage
Programming
Stationery
Proxies
Retention of records
Special reports
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of trustees meetings
Auditing and legal expenses
All other out-of-pocket expenses

Fees are billed monthly

Amended: December 9, 2005

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